Exhibit 5.1

DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 T 919.786.2000 F 919.786.2200 W www.dlapiper.com

April 17, 2009

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Re:	Form S-3 Registration Statement

Ladies and Gentlemen:

We, as counsel to LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”), hereby provide this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement covers the registration of the resale of up to 2,348,888 shares of the Company’s 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Shares”) by the selling stockholders to be named therein. This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

We have examined copies of the Registration Statement, the Company’s Articles of Amendment and Restatement of Declaration of Trust (the “Declaration of Trust”), the Company’s Second Amended and Restated Bylaws (the “Bylaws”), the trust action taken by the Company that provides for the registration of the Shares and such other materials and matters as we have deemed necessary for the issuance of this opinion. In our examination, we have assumed the genuineness of all signatures, the conformity to original documents of all copies submitted to us and the legal capacity of all individuals executing such documents. As to various questions of fact material to this opinion, we have relied on statements and certificates of, or other communications with, officers and representatives of the Company and others.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that the Company had the authority pursuant to its Declaration of Trust to issue the Shares, and the Shares are authorized, validly issued, fully paid and non-assessable.

Our opinion set forth above is subject to the following general qualifications and assumptions:

1.	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement the opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinions.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland REIT Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland REIT Law and such Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.	We have assumed that none of the Shares was issued in violation of Article VII of the Declaration of Trust.

5.	Our opinions are limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)